Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310-954-1105

John.Mills@icrinc.com

eDiets.com® Announces Q4 2009 Results

FORT LAUDERDALE, FL, March 11, 2010 – eDiets.com, Inc. (NASDAQ: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced results for the fourth quarter and full year ended December 31, 2009.

Revenues for the fourth quarter of 2009 were $3.9 million, compared to $4.0 million in the prior year period. The net loss was $(3.3) million, or $(0.12) per diluted share, for the fourth quarter of 2009 compared to $(8.4) million, or $(0.33) per diluted share, for the fourth quarter of 2008. Results for the fourth quarter of 2008 included a non-cash, impairment charge of $5.2 million related to the goodwill of the Company’s business-to-consumer segment.

Adjusted EBITDA*, defined as net loss before interest, taxes, depreciation, amortization, stock-based compensation, severance charges, bad debt recovery or expense, and impairment of goodwill and intangible assets, for the quarter ended December 31, 2009 was $(1.1) million, compared to $(1.2) million in the prior year period.

For the year ended December 31, 2009, the Company recorded revenues of $18.1 million compared to $23.9 million for the same period last year. Net loss was $(12.1) million, or $(0.47) per share, compared to $(19.8) million, or $(0.79) per share, for 2008, including the non-cash goodwill impairment charge of $5.2 million. Adjusted EBITDA for 2009 totaled $(3.3) million compared to $(7.5) million in the comparable prior year period.

Fourth Quarter and Recent Operating Highlights:

•	Expanded margins on meal delivery program to 36% in 2009 (excluding revenue share, depreciation and promotional costs) from less than 2% in 2008

•	Lowered 2009 SG&A expenses by $4.5 million, or 21%, from the prior year

•	Improved meal delivery customer retention to over 10 weeks, up from approximately 7 weeks at the beginning of 2009

•	Grew meal delivery revenue 45% in the fourth quarter of 2009 compared to the fourth quarter of 2008

•	eDiets.com member success story featured in major media outlets, including PEOPLE Magazine and the NBC TODAY Show

“While 2009 was a challenging year, we initiated a series of corrective actions to improve eDiets.com’s performance and enter 2010 with good progress underway,” said Kevin McGrath. “We have assembled a strong team of employees at all levels of the company that is committed to reshaping eDiets into a profitable company. In 2009, we successfully stabilized and repaired operations by restoring and enhancing the functionality of our core digital, meal delivery and B2B business platform, significantly reducing costs, and optimizing our overall customer experience to improve customer acquisition and retention. As a result, gross margins in 2009 expanded to 60% from 48% in the prior year.”

Mr. McGrath continued, ”We are off to a solid start in 2010, with continued growth in meal delivery revenue and margins. Our advertising and marketing efforts are driving meaningful improvements in our meal delivery subscriber base and we have acquired approximately 33% more customers in the first two months of 2010 compared to last year. We have built a position of leadership in the weight loss and wellness industry and will continue to expand on this foundation by improving our operating infrastructure and delivering compelling nutrition, fitness and weight-loss solutions for our members and corporate clients.”

Conference Call

The company will host a conference call to discuss the fourth quarter and full year 2009 results at 5:00 p.m. Eastern Time on Thursday, March 11, 2010. Participants may access the call by dialing 866-356-3377 (domestic) or 617-597-5392 (international), passcode 64432380. In addition, the call will be webcast via the Investor Relations section of the company's web site at http://www.eDiets.com, where it will also be archived. A telephone replay will be available through Thursday, March 18, 2010. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 57836119.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com's unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

* Use of Non-GAAP Financial Measures

In its earnings releases, conference calls, slide presentations or webcasts, the Company may use or discuss adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G. Management regularly reviews adjusted EBITDA as an analytical indicator of the Company's financial performance and believes that it is useful to investors in evaluating operating performance. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes. The Company does not intend for adjusted EBITDA to be considered in isolation or as a substitute for any GAAP measure. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net loss	$(3,286)	$(8,395)	$(12,061)	$(19,848)
Interest income, net of capital lease interest expense	1	(9)	1	2
Interest expense on secured notes	794	626	2,996	2,008
Amortization of secured notes	655	402	2,162	1,238
Income tax provision (benefit)	—	(14)	18	6
Depreciation	369	624	1,554	1,751
Amortization of intangibles	11	177	295	882
Impairment of goodwill	—	5,191	—	5,191
Stock-based compensation	327	(77)	1,451	969
Loss on disposition of fixed assets	—	5	—	5
Bad debt expense	2	140	15	222
Severance charges	—	83	220	122

Adjusted EBITDA	$(1,127)	$(1,247)	$(3,349)	$(7,452)

Forward-Looking Statements

Certain statements made in this report that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements include statements regarding our expectation that we will seek additional capital through a private placement or public offering of our common stock; our belief regarding market demand for our products; our expectation that our total gross margins will improve in the future as our efforts to improve meal delivery margin are realized; our expectation that revenue streams from revenue sources other than digital plan subscriptions will continue to become a larger share of total revenues; our belief that we can rapidly secure alternate technology infrastructure vendors if we experience an interruption in Web site service; our expectation that we will be successful in implementing programs designed to enhance the privacy protection of our visitors to our Web site; our expectation that we will conduct our operations in compliance with applicable regulatory requirements; our expectation regarding the effect of any legal proceedings or legal inquiries on our financial condition or results of operations; and our estimates regarding certain accounting and tax matters, including the adoption of certain accounting pronouncements.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

•	our ability to raise additional capital through a private placement or public offering of our common stock;

•	our ability to accurately assess market demand for our products;

•	our ability to improve our meal delivery margin and its effect on total gross margins;

•	our ability to rapidly secure alternate technology infrastructure vendors if we experience Web site service interruption;

•	our ability to successfully implement programs designed to enhance the privacy protection of our visitors to our Web site;

•	our ability to maintain compliance with applicable regulatory requirements;

•	our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels;

•	the state of the credit markets and capital markets, including the level of volatility, illiquidity and interest rates; and

•	our ability to successfully estimate certain accounting and tax matters, including the effect on our Company of adopting certain accounting pronouncements.

These risks are not exhaustive and may not include factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

— Financial Tables Follow —

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenues:
Digital plans	$1,124	$1,530	$4,970	$9,345
Meal delivery	1,698	1,166	7,839	9,405
Business-to-business	774	1,073	4,054	3,646
Other	270	198	1,245	1,539

Total revenues	3,866	3,967	18,108	23,935

Cost and expenses:
Cost of revenue
Digital plans	205	772	863	2,610
Meal delivery	1,266	828	5,912	9,358
Business-to-business	35	33	198	136
Other	46	107	236	321

Total cost of revenue	1,552	1,740	7,209	12,425
Technology and development	930	1,241	3,710	4,297
Sales, marketing and support	2,147	1,979	8,896	11,664
General and administrative	1,062	1,029	4,882	6,070
Amortization of Intangibles	11	177	295	882
Impairment of goodwill and intangible assets	—	5,191	—	5,191

Total cost and expenses	5,702	11,357	24,992	40,529

Loss from operations	(1,836)	(7,390)	(6,884)	(16,594)
Interest income	1	14	11	109
Interest expense	(1,451)	(1,033)	(5,170)	(3,357)

Loss before income tax provision	(3,286)	(8,409)	(12,043)	(19,842)
Income tax provision	—	14	(18)	(6)

Net loss	$(3,286)	$(8,395)	$(12,061)	$(19,848)

Loss per common share:
Basic and diluted	$(0.12)	$(0.33)	$(0.47)	$(0.79)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	28,250	25,154	25,721	25,115

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(1,919)	$(1,879)	$(4,590)	$(8,202)
Investing	(36)	337	(74)	(1,148)
Financing	2,443	2,475	3,637	4,652

	December 31, 2009	December 31, 2008
BALANCE SHEET DATA:
Cash and cash equivalents	$1,475	$2,523
Total assets	12,456	15,671
Deferred revenue	2,164	3,336
Debt (excluding capital leases)	16,824	11,808
Stockholder’s deficit	(9,570)	(2,781)

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